EXHIBIT 99.1

April 2, 2011

To: Board of Directors of Maxsys Holdings, Inc.

RE:  RESIGNATION AS DIRECTOR

Please be informed that I shall tender my resignation as the director of Maxsys Holdings, Inc. effective with immediately notice from this letter date.

Nevertheless, I wish the Company the best in its future undertaking.

Your Sincerely,
/s/ Tan Eng Seng
Tan Eng Seng